Exhibit 10.5

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is made as of March 24, 2015, by and between ARE-MA REGION NO. 48, LLC, a Delaware limited liability company (“Landlord”), and ARIAD Pharmaceuticals, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant have entered into that certain Lease Agreement dated as of January 4, 2013, as amended (i) by a First Amendment (“First Amendment”) to Lease dated as of September 16, 2013, and (ii) by a letter dated as of October 17, 2013 (as so amended, the “Lease”), wherein Landlord leased to Tenant certain premises (“Premises”) located at 75-125 Binney Street, Cambridge, Massachusetts, more particularly described in the Lease.

B. Landlord and Tenant desire to amend the Lease as hereinafter provided.

C. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.	Target Commencement Date. The Basic Lease Provisions are hereby amended by changing the Target Commencement Date from February 20, 2015 to March 24, 2015.

2.	Commencement Date. Section 2 of the Lease is hereby amended as follows:

(a)	The first sentence of Section 2(b) is hereby deleted and replaced with the following:

“The “Commencement Date” is agreed to be March 24, 2015. Notwithstanding the foregoing, Tenant’s obligation to pay Rent hereunder shall be abated on a day for day basis for any period of Landlord Delay. The term “Landlord Delay” shall mean any actual net delay in Tenant’s completion of the Tenant Improvements caused by Landlord, all determined and subject to the same conditions and limitations, mutatis mutandis, as applicable with respect to a Tenant Delay as provided in Section 4.2 of the Work Letter.

(b)	Section 2(b) is further amended by deleting the last sentence thereof.

(c)	Section 2(c) is hereby deleted from the Lease; all references thereto in the Lease are also deleted

3.	Base Rent Adjustments. Section 4(a) of the Lease shall be amended by deleting the same and substituting therefor the following:

“(a)	Base Rent Adjustments.

(i)	Base Rent shall be increased on each Adjustment Date by multiplying the Base Rent payable immediately before such Adjustment Date by the Base Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)	Tenant shall also pay as part of Base Rent from and after the Commencement Date Additional TI Base Rent in an amount calculated in accordance with the provisions of Section 6.3 of the Work Letter. Any such Additional TI Base Rent shall not be subject to adjustment by the Base Rent Adjustment Percentage.

(iii)	Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.”

4.	Expansion Space. The term “Expansion Space” was defined in the First Amendment as approximately 135,988 rentable square feet in specified locations in the 75 Binney Building. For all purposes of this Lease, from and after the date hereof, the term “Expansion Space” shall mean 135,988 undesignated rentable square feet in either or a combination of both the 125 Binney Building and the 75 Binney Building, without reference to any specific space in either the 125 Binney Building or the 75 Binney Building.

5.	Utilities. Section 11(a) of the Lease is hereby amended by adding at the end thereof the following:

“For avoidance of doubt, from and after the Commencement Date, except during and to the extent of any active construction of any Tenant Improvements in the Premises pursuant to the Work Letter, all costs of power and other utilities used by Tenant constitute an Operating Expense under this Lease, and, accordingly, shall not be a TI Cost and shall not be paid from the TI Allowance.”

6.	Work Letter; TI Allowances for Expansion Space. Exhibit C to the Lease is hereby deleted and the Amended and Restated Work Letter attached hereto as Exhibit C is substituted therefor. The provisions of Section 4 of the First Amendment are hereby deleted, it being agreed that the provisions of the Amended and Restated Work Letter shall supersede the provisions thereof.

7.	Exhibit G (Adjustment Calculations for Unused TI Allowance for Expansion Space and ROFR Space). Exhibit G to the Lease is hereby deleted.

8.	Deletion of First Amendment Provisions. Section 2(b) and Section 5 of the First Amendment are hereby deleted from the Lease. The following is hereby substituted for Section 5 of the First Amendment:

“5. Rent for Expansion Space and New Atrium Area. From and after the Commencement Date, Base Rent, Additional TI Base Rent (as defined in Section 6.3 of the Work Letter), Administration Rent, and Additional Rent shall

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

be payable with respect to the Expansion Space and the New Atrium Area in accordance with the terms of the Lease. Notwithstanding the foregoing: (a) Base Rent and Administration Rent (but not Additional TI Base Rent, which shall be payable from and after the Commencement Date to the extent due in accordance with the provisions of Section 6.3 of the Work Letter) payable in accordance with the Basic Lease Provisions and the provisions of Section 3 and Section 4 of the Lease shall be waived with respect to the Expansion Space for the 15-month period from and after the Commencement Date; and (b) Tenant’s Share of Operating Expenses for the Expansion Space payable in accordance with Section 5 of the Lease shall be waived until the earlier to occur of: (i) the expiration of the 24-month period from and after the Commencement Date; or (ii) the date upon which Tenant or any permitted subtenant occupies all or a portion of the Expansion Premises for the Permitted Uses (pro rated for such portion of the Expansion Premises as is occupied by Tenant or such subtenant).

9.	Miscellaneous.

(a)	This Second Amendment (together with the Original Lease and the First Amendment, as each is amended hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)	This Second Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors in interest.

(c)	This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

(d)	Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this Second Amendment. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.

(e)	As amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed, and Landlord and Tenant each warrant and represent to each other that to the best of their respective knowledge and belief as of the date of this Second Amendment, neither party is in default under the Lease.

(f)	All other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g)	In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

(Signatures on Next Page)

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT

ARIAD Pharmaceuticals, Inc. a Delaware corporation

By:	/s/ Edward M. Fitzgerald
Name:	Edward M. Fitzgerald
Title:	Executive Vice President, CFO
Hereunto Duly Authorized

LANDLORD

ARE-MA REGION NO. 48, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, member

	By:	ARE-QRS CORP., a
Maryland corporation, general partner

		By:	/s/ Eric Johnson
		Name:	Eric Johnson
		Its:	Senior Vice President,
RE Legal Affairs

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C TO LEASE

AMENDED AND RESTATED WORK LETTER

See attached

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED WORK LETTER

This Amended and Restated Work Letter (this “Work Letter”) is made and entered into as of March 24, 2015, by and between ARE-MA REGION NO. 48, LLC, a Delaware limited liability company (“Landlord”), and ARIAD Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), and is attached to and made a part of that Lease dated as of January 4, 2013, amended by a First Amendment to Lease dated as of September 16, 2013, and by that certain Second Amendment to Lease dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for premises at 75 Binney Street and 125 Binney Street in Cambridge, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease, as so amended. This Work Letter amends, restates, and supersedes in its entirety the Work Letter attached to the Lease, as such Work Letter was amended by the First Amendment to Lease.

1 GENERAL REQUIREMENTS

1.1	Authorized Representatives. Landlord designates as Landlord’s authorized representatives (each, “Landlord’s Authorized Representative”), Tom Andrews, Joseph Maguire, Andrew Reinach, and William DePippo each of whom is authorized to issue to Tenant and to initial and sign, as applicable, all plans, drawings, approvals and Changes (as defined below) pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by any of Landlord’s Authorized Representatives. Landlord may change Landlord’s Authorized Representatives upon two (2) business days’ prior written notice to Tenant. A Landlord’s Authorized Representative shall personally attend all design and construction meetings for the Project Improvements as reasonably noticed by Landlord’s or Tenant’s Authorized Representatives.

1.1.1	Tenant designates as Tenant’s authorized representatives (each, “Tenant’s Authorized Representative”), Philip Plottel and Edward Fitzgerald, each of whom is authorized to issue to, initial and sign, as applicable, all plans, drawings, approvals and Changes pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon two (2) business days’ prior written notice to Landlord. Tenant’s Authorized Representative shall personally attend, and have access to meeting notes (except notes related to the cost of the Non-TI Project Improvements) of, all design and construction meetings for the Project Improvements, as noticed by Landlord’s or Tenant’s Authorized Representative.

1.2	Applicable Response Period. For purposes of this Work Letter, the “Applicable Response Period” shall mean the applicable number of days for a party to respond to a submission or a request for an approval as provided in this Work Letter, or, if no such period is set forth in this Work Letter, five (5) business days after receipt of the submission or request for approval.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.3	Consents. Any refusal of consent by Landlord or Tenant shall specify in reasonable detail the reasons for such disapproval. No request shall be “deemed approved” unless the request for consent specifies in all capital letters as follows: “CONSENT TO THE MATTERS SET FORTH HEREIN SHALL BE DEEMED GIVEN IF NO RESPONSE IS PROVIDED WITHIN [ DAYS; specify relevant number of days] OF THE DATE HEREOF”.

2 LANDLORD’S CONSTRUCTION OF THE NON-TI PROJECT IMPROVEMENTS

2.1	Landlord shall construct the following improvements on the Project (collectively, the “Non-TI Project Improvements”; also referenced in the Lease as “Landlord’s Work”): (i) shell and core improvements for the Buildings, including the lobbies and underground parking (the “Shell and Core Improvements”) in accordance with the updated plans and specifications and Landlord/Tenant Responsibility Matrix referenced in Schedule 2.1 (the “Shell, Core and Site Construction Documents”); and (ii) all landscaping, plaza areas, walkways, driveways, sidewalks, and other improvements for the Project (the “Site Improvements”; the Shell and Core Improvements and the Site Improvements, collectively, the “Shell, Core and Site Improvements”) in accordance with the Site Plans set forth in Schedule 2.1 (“Site Plans”). Landlord shall construct the Non-TI Project Improvements at its sole cost and expense, except as otherwise expressly set forth herein. The cost of the Tenant Improvements to be undertaken by Tenant shall be paid for in accordance with Section 6 below.

2.2	Non-TI Project Improvements. Landlord’s construction of the Non-TI Project Improvements shall be effected by contractors selected and retained by Landlord, pursuant to the Shell, Core and Site Construction Documents, as the same may be further modified as provided in Sections 2.3 and 2.4 below, to include any Landlord Modifications and Approved Tenant Modifications (as each such term is defined below) and/or as required by any applicable Governmental Authorities.

2.2.1	Project Architect. Landlord has engaged Payette as the architect for the Non-TI Project Improvements (the “Project Architect”).

2.2.2	Construction Manager for Non-TI Project Improvements. Landlord has engaged Gilbane Building Company as the construction manager for the construction of the Non-TI Project Improvements (“Construction Manager”). Any change in the Construction Manager shall be subject to Tenant’s approval, not to be unreasonably withheld or delayed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3	Landlord Modifications to Shell, Core and Site Construction Documents.

It is anticipated that prior to and during construction of the Non-TI Project Improvements, Landlord may reasonably require changes to the Shell, Core and Site Construction Documents as Landlord shall desire and/or as may be required to obtain building permits and other governmental approvals and comply with Applicable Laws. Landlord shall be entitled, from time to time, to make any such changes to the Shell, Core and Site Construction Documents (collectively, the “Landlord Modifications”), without Tenant’s consent, so long as such Landlord Modifications, if implemented, would not: (i) effect material changes to the design of the Shell, Core and Site Improvements previously approved by Tenant (including the exterior appearance thereof); (ii) adversely affect Tenant’s contemplated use or occupancy of the Building for the Permitted Uses; or (iii) create a Landlord Impact (collectively, an “Adverse Condition”). In the event any such Landlord Modification, if implemented, would be reasonably likely to create an Adverse Condition, Landlord shall notify Tenant of such Landlord Modifications prior to implementation thereof (which notice shall include Landlord’s description of the Adverse Condition, and the adverse effects and impacts which Landlord believes comprise such Adverse Condition to the extent then known or reasonably anticipated by Landlord), and any reasonable alternatives, and Tenant shall, within five (5) business days after receipt of Landlord’s notice, notify Landlord of Tenant’s approval or reasonable disapproval thereof with specified reasons for such disapproval. Tenant’s failure to notify Landlord of its approval or reasonable disapproval within such 5-business day period shall be deemed Tenant’s approval of such proposed Landlord Modifications. For purposes of determining whether a Landlord Modification would create an Adverse Condition pursuant to the foregoing, an “Adverse Condition” shall also include any material delays in Substantial Completion of the Non-TI Project Improvements beyond the Target Commencement Date specified in the Lease; provided, however, to the extent a Landlord Modification is necessary to comply with Applicable Laws or is required by any applicable Governmental Authorities in connection with its enforcement of Applicable Laws, such Landlord Modification shall not constitute an Adverse Condition.

2.4	Tenant-Requested Modifications to Shell, Core and Site Construction Documents.

To the extent set forth in the Shell, Core and Site Construction Documents, Tenant has requested, and Landlord has approved, changes to the Shell, Core and Site Construction Documents desired by Tenant. Tenant shall have no further right to request any Tenant-Requested Modifications.

2.5	Omitted

2.6	Approved Tenant Modifications.

Any Tenant-Requested Modification which Landlord has incorporated into the Shell, Core and Site Construction Documents shall be referred to herein as an “Approved Tenant Modification”. Landlord has performed the design and construction of such Approved Tenant Modifications as a “TI Cost” for the purpose of Article 6 below. Landlord and Tenant confirm their agreement with respect to the substance and pricing of such Tenant-Requested Modifications as described on Schedule 2.6 hereof. The parties hereby confirm that there shall be charged against the Tenant Allowance the cost of Tenant-Requested Modifications in accordance with Schedule 2.6 hereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7	Shared Staffing Costs During Construction.

It had been anticipated that, during the construction process under the original Work Letter, in which Landlord was constructing both the Non-TI Project Improvements and the Tenant Improvements, Landlord would share with the Construction Manager’s team undertaking the TI Improvements certain staffing, the cost of which was to be reasonably allocated between the Non-TI Project Improvements and the TI Improvements. Due to the Tenant Delay in the prosecution of the Tenant Improvements, the Non-TI Project Improvements and Tenant Improvements were not prosecuted by Landlord as a single project. Tenant’s portion of such staffing is a cost for which Tenant is responsible. The parties hereby confirm that there shall be charged against the Tenant Allowance the cost of such staffing which would have been allocated to the Tenant during the construction by Landlord of the Non-TI Project Improvements and the Tenant Improvements in accordance with Schedule 2.7.

2.8	Substantial Completion of the Non-TI Project Improvements.

For purposes of this Work Letter, the term “Substantially Completed” or “Substantial Completion” as to the Non-TI Project Improvements shall occur upon: (i) the substantial completion of construction of the Shell and Core Improvements; and any Punch List Items for the Shell and Core Improvements, which Punch List Items shall be diligently completed by Landlord not later than thirty (30) days thereafter, provided that such Punch List Items (as defined below) which arise due to a delayed delivery of such item or material portion thereof shall be completed not later than ninety (90) days after Substantial Completion (except for exterior items affected by seasonal conditions, which shall be completed as soon as practicable)); (ii) the Building systems included in the Shell and Core are tested and ready for operation, to the extent feasible given the absence of Tenant Improvements or plans therefor; (iii) a temporary Certificate of Occupancy (sufficient for Tenant’s installation of the Tenant Improvements) for the Shell and Core has been issued by the applicable Governmental Authority; (iv) Landlord is able to provide parking for Tenant sufficient to satisfy the parking requirements under the Lease for the Premises in the Building Parking Garage; (v) Landlord is able to provide Tenant reasonable and continuous ingress and egress to and from the parking areas and the Premises, (vi) continuous and uninterrupted power is available to the Premises; (vii) main interior fire protection, main electrical and main mechanical core improvements have been completed, to the extent feasible given the absence of Tenant Improvements or plans therefor; (viii) the Premises is in “watertight” condition; (ix) the elevators in the Buildings have been installed and are available for unrestricted use by Tenant to the extent feasible given the absence of Tenant Improvements or plans therefor; and (x) the Project Architect has executed a Certificate of Substantial Completion for the Shell and Core Improvements in the form of the American Institute of Architects (“AIA”) document G704 with respect to the Non-TI Project Improvements, subject to the qualifications set forth in this Section 2.8. The term “Punch List Items” shall mean minor items of completion, correction or repair with respect to the Shell and Core Improvements, which by their nature will not interfere with, or impair in any material respect, Tenant’s installation of the Tenant Improvements in the Premises.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The parties hereby confirm that as of March 24, 1015 the Non-TI Project Improvements have been Substantially Completed. The agreed upon Punch List Items as of March 24, 2015 are listed in the attached Schedule 2.8(a). Except as set forth in Schedule 2.8(a), the Punch List Items shall be diligently completed by Landlord not later than thirty (30) days after the date hereof, provided that such Punch List Items which arise due to a delayed delivery of such item or material portion thereof shall be completed not later than ninety (90) days after Substantial Completion, or the later date therefor set forth on Schedule 2.8(a) (except for exterior items affected by seasonal conditions, which shall be completed as soon as practicable)). As soon as the same become available, Landlord shall provide Tenant with all commissioning reports and protocols, “as built” drawings (CAD and BIM), balancing reports, and interim and final engineering summary, analysis, conclusions and recommendations as reasonably required for design and completion of the Non-TI Project Improvements and the Tenant Improvements. Landlord and Tenant shall review all of the same together and shall cooperate to set forth and require Landlord’s contractors to add such additional Punch List Items as are reasonably required for actual final completion of the Non-TI Project Improvements. The completion of the Site Improvements was not a condition precedent to the Substantial Completion of the Non-TI Project Improvements, it being agreed that the completion of the Site Improvements may be deferred by Landlord to accommodate construction of improvements at 270 Third Street and the Binney Street Area Infrastructure Project. The Site Improvements are anticipated to be completed in accordance with the exterior work phasing plan attached hereto as Schedule 2.8(b). In the event that either of the two (2) phases of the Site Improvements have not been completed within 180 days after the scheduled completion date for each such phase, as set forth in Schedule 2.8 (as such date may be extended by Force Majeure and any Tenant Delays), the sole remedy of Tenant therefor shall be the exercise of Tenant’s remedies under Section 31(b) of the Lease.

3 TENANT IMPROVEMENTS

As used in this Work Letter, “Tenant Improvements” shall mean and refer to all improvements to the Premises desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance in accordance with Section 6 below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy. Tenant may undertake the Tenant Improvements in phases (each, a “TI Phase”) to accommodate Tenant’s phased occupancy of the Premises, or Tenant’s subleasing thereof. In such event, the provisions of this Section 3 shall be applicable to each such TI Phase. At the time of approval of the TI Construction Documents, Landlord and Tenant shall mutually agree upon the schedule for performance and completion by Tenant of the Tenant Improvements (or TI Phase) (“Anticipated TI Schedule”).

3.1	Selection of Architects, Consultants and Contractors for Tenant Improvements

Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements, the general contractor and any subcontractors for the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor. Landlord hereby approves Payette Architects and Chan Mock Architects as the TI Architect. Landlord further consents to Tenant’s selection of the general contractor for the Tenant Improvements from the general contractors listed on Schedule 3.1.

3.2	Tenant’s Design Drawings.

Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements (or the applicable TI Phase) on a schedule determined by Tenant. Not more than 5 business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 5 business days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

3.3	Working Drawings.

Following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (or the applicable TI Phase) (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 5 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 5 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 3.4 hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 3.8 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3.7 below).

3.4	Approval and Completion.

If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable as provided in Section 6 below; and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 3.8 hereof.

3.5	Landlord’s Review of Tenant Improvement Plans and Review of Tenant Improvement Construction.

Any review of the TI Design Drawings or the TI Construction Drawings by Landlord, Landlord’s Authorized Representative, the Project Architect or anyone else acting on Landlord’s behalf, including without limitation construction advisors, design professionals, contractors and subcontractors (collectively, “Landlord’s Agents”), shall be for Landlord’s sole purpose and shall not imply Landlord’s review of the same (or obligate Landlord to review the same) for quality, design, compliance with Applicable Laws or other like matters. Neither Landlord, Landlord’s Authorized Representatives nor any of Landlord’s Agents shall have any liability whatsoever in connection with, and shall not be responsible for any omissions or errors contained in the TI Design Drawings or the TI Construction Drawings (collectively, the “Tenant Plans”) as a result of any inspections or review thereof. Throughout the construction of any Tenant Improvements, Landlord shall have the right, at its sole cost and expense, on not less than two (2) business days’ advance notice to Tenant, and, if specified by Tenant at Tenant’s option, accompanied by a representative of Tenant, to inspect the construction of the Tenant Improvements; provided that no such inspections shall interfere with or otherwise delay Tenant’s construction of the Tenant Improvements. Without limitation of the foregoing, Landlord shall be permitted to have representatives attend Tenant’s weekly project meetings during the construction of the Tenant Improvements for coordination purposes, and shall receive copies of all meeting minutes at the time of their issuance.

3.6	Compliance with LEED Standards.

All plans prepared by Tenant and the TI Architect for the Tenant Improvements shall comply with the LEED standards set forth in Schedule 3.6.

3.7	Performance of Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements (or the applicable TI Phase) upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements (or the applicable TI Phase), consistent with the TI Construction Drawings approved by Landlord, and shall thereafter prosecute the same to completion in accordance with the Anticipated TI Schedule, subject to Force Majeure and any Landlord Impacts. The cost of obtaining the TI Permit shall be payable as provided in Section 6 below. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of all contracts with Tenant’s contractors (including the TI Architect), and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above. In addition, Tenant shall provide to Landlord a certificate of insurance evidencing the professional liability and commercial general liability insurance policies of the TI Architect.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion of the Tenant Improvements. Tenant shall diligently prosecute and substantially complete or cause to be substantially completed the Tenant Improvements (or the applicable TI Phase) in a good and workmanlike manner, in accordance with the TI Permit and Tenant’s contracts, subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“TI Substantial Completion” or “TI Substantially Complete”). Tenant shall obtain and deliver to Landlord a Certificate of Occupancy for the Tenant Improvements (or applicable TI Phase) as a condition precedent to TI Substantial Completion. Upon TI Substantial Completion, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

3.8	Changes to the Tenant Improvements

Any changes to the Approved TI Construction Documents (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Section 3.8 and shall be subject to the written approval of Landlord to the extent required under this Work Letter.

3.8.1

Change Request. Tenant may request Changes after Landlord approves the Approved TI Construction Documents by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the estimated net incremental cost of the Change and (c) any modification of the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Approved TI Construction Documents necessitated by the Change. Change Requests shall be signed by Tenant’s Authorized Representative. In no event shall Landlord be required to approve any Change Request from Tenant that: (i) is inconsistent with the Approved TI Construction Documents; or (ii) could, in Landlord’s reasonable opinion, result in a Future Tenanting Impact (as defined below), unless Tenant agrees to remove and restore prior to expiration of Lease Term, at Tenant’s sole cost and expense, the portion of the Tenant Improvements constructed as part of such Change which causes the Future Tenanting Impact, pursuant to Landlord’s requirements for elimination of such Future Tenanting Impact as the same are specified by Landlord at the time such Change Request is made under this Section 3.8.1, provided further, that no deduction from the rentable square footage of the Premises for purposes of determination of Base Rent payable under the Lease, which would otherwise apply under the Lease, shall be made as a result of any vertical penetrations required by or as a part of such Change. A “Future Tenanting Impact” shall mean, in Landlord’s reasonable opinion, that a Tenant-Requested Modification would be reasonably likely to materially adversely affect the future re-tenanting of either of the Buildings as a either single-tenant or multi-tenant buildings. Notwithstanding the foregoing, Tenant may make Changes which (i) do not affect Building systems or structure and (ii) which would not reasonably be expected to cause a Future Tenanting Impact (“Notice-Only Changes”) which do not materially alter the nature of the Approved TI Construction Document having a cost of up to $[***] for any phase of the Tenant Improvements, provided that Tenant notifies Landlord in writing of such intended Notice-Only Change, and such notice shall be accompanied by plans, specifications (including sketches and similar construction detail documents), work contracts and such other information concerning the nature and cost of the Notice-Only Change as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 5 business days in advance of any proposed construction thereof.

3.8.2	Approval of Changes. All Change Requests shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have 5 business days after receipt of a Change Request to notify Tenant in writing of Landlord’s decision either to approve or object to the Change Request. Landlord’s failure to respond within such 5 business day period shall be deemed approval by Landlord. Any costs related to a Change for which Tenant is responsible under this Section 3.8 shall be paid for in accordance with the provisions of Section 6 below.

4 EXCUSED DELAYS

4.1	Construction Force Majeure. As used herein and in the Lease, “Construction Force Majeure” shall have the same meaning as “Force Majeure” set forth in Section 34 of the Lease.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2	Tenant Delay.

4.2.1	As used herein and in the Lease and subject to Sections 4.2.2 and 4.2.3 hereof, “Tenant Delay” shall mean any actual delay in Landlord’s achievement of Substantial Completion of the Non-TI Project Improvements as a result of any one or more of the following: (i) Tenant’s failure to respond within time limits specified in this Work Letter as to matters requiring Tenant’s approval unless such failure to respond is deemed approval or disapproval of such matter pursuant to the terms of this Work Letter; (ii) any delays due to Tenant-Requested Modifications to the extent not arising due to Landlord Impacts, (v) any delays caused by Tenant or Tenant’s Agents (as defined in Section 5.3.2 below); and/or (vi) Tenant’s failure to timely comply with its obligations under this Work Letter and/or the Lease to the extent such failure is not caused by any Construction Force Majeure delays encountered by Tenant with respect thereto. Landlord confirms that the Commencement Date is as set forth in the Second Amendment, and there is not any Tenant Delay except as agreed upon in connection with the establishment of Schedule 6.6 to this Work Letter and the mutual agreement upon the Commencement Date.

4.2.2	Landlord shall use commercially reasonable efforts to mitigate the effects of any claimed Tenant Delay, and shall provide reasonable information and alternatives to Tenant to assist in such mitigation efforts; provided, however, Landlord shall not be required to incur any material cost or incur any material liability in seeking to mitigate any Tenant Delay.

4.2.3	No Tenant Delay shall be deemed to have occurred hereunder unless Landlord shall have delivered notice to Tenant of such Tenant Delay after Landlord has actual knowledge of the circumstances giving rise to such Tenant Delay, which notice shall reasonably set forth the circumstances giving rise to such Tenant Delay. The period of Tenant Delay shall not commence until the date two (2) business days after the date on which such notice shall have been delivered to Tenant. Landlord shall give Tenant notice of the occurrence of (or of the existence of any conditions which would cause) a Tenant Delay with reasonable promptness after Landlord has received actual knowledge thereof in order to provide to Tenant an opportunity to end, to avoid or to minimize the consequences of any such Tenant Delay.

Notwithstanding anything to the contrary contained herein, no delay shall constitute a Tenant Delay to the extent such delay: (i) occurs by reason of a Landlord Impact (as defined below); (ii) does not result in actual “net” delay in completion of the Project; (iii) has been compensated for by Tenant by payment of overtime or other charges to make up the delay, or otherwise; or (iv) is caused by Construction Force Majeure. The term “Landlord Impact” shall mean any of the following occurrences: (a) Landlord’s failure to provide a response required of Landlord within the time periods set forth in this Work Letter unless such failure to respond is deemed approval or disapproval of such matter pursuant to the terms of this Work Letter, (b) any changes to the approved Non-TI Project Improvements Construction Documents made or requested by Landlord to the extent not arising due to a Tenant Change, or (c) Landlord’s failure to comply with its obligations in accordance with this Work Letter.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5 CERTAIN REQUIREMENTS APPLICABLE TO CONSTRUCTION OF THE PREMISES

Landlord shall comply with the following requirements in connection with its construction of the Premises:

5.1	Condition of Construction

Landlord hereby agrees to complete the construction of the Non-TI Project Improvements in accordance with the Shell, Core and Site Construction Documents and in compliance with Applicable Laws in effect as of the date of the building permit therefor, free of material defects and otherwise in good condition and working order.

5.2	Construction Warranties and Insurance

Landlord shall incorporate only new materials and equipment into the construction of the Non-TI Project Improvements. Landlord warrants and guarantees (i) the Non-TI Project Improvements will be completed in substantial accordance with the approved Shell, Core and Site Construction Documents (as the same may be modified by Changes approved hereunder) and free of defective workmanship and materials and (ii) the Non-TI Project Improvements (other than any Tenant-Requested Modifications) shall be free of design defects (“Landlord’s Warranty”). The Landlord’s Warranty shall survive and remain in effect for a period of one (1) year after the date of Substantial Completion of the Non-TI Project Improvements (the “Warranty Period”). Landlord shall, at its sole cost and expense, promptly correct or cause to be corrected (i) any defect in the Non-TI Project Improvements, including, without limitation, any defects arising from Landlord’s failure to complete the Non-TI Project Improvements in substantial accordance with the approved Shell, Core and Site Construction Documents (as the same may be modified by Changes approved hereunder), or (ii) any material deviation from the approved Shell, Core and Site Construction Documents (each, a “Non-TI Project Defect” and, collectively, the “Non-TI Project Defects”), provided that Tenant notifies Landlord of any Non-TI Project Defect within the Warranty Period. Landlord’s Warranty shall be in addition to the warranties provided by contractors and suppliers as set forth in Schedule 5.2, but Landlord’s Warranty shall be the sole and exclusive warranty provided by Landlord with respect to the Non-TI Project Improvements (subject to the provisions set forth in the Lease, including Section 5 and Section 13 thereof). Nothing in this Section 5.2 shall be construed as limiting or restricting in any way Landlord’s right to seek reimbursement from (x) professionals and contractors who are parties to the relevant contracts and/or (y) insurance companies for costs incurred by Landlord to correct any Non-TI Project Defects. Upon the expiration of the Warranty Period, Landlord shall assign to Tenant all surviving and assignable guaranties and warranties of workmanship or materials given by any contractor, subcontractors, architects, engineers or materialmen that guarantee or warrant against defective design, workmanship or materials for a period of time in excess of the Warranty Period in connection with the construction of the Non-TI Project Improvements and shall thereafter cooperate with Tenant, at no cost to Landlord, in the enforcement of any such guaranties and warranties, but Landlord shall not otherwise be responsible for any Non-TI Project Defects after the Warranty Period. Landlord shall obtain and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

maintain builder’s risk/course of construction insurance coverage during Landlord’s construction of the Non-TI Project Improvements in commercially reasonable amounts and with customary coverages commensurate with the size and scope of the construction project contemplated by this Work Letter issued by financially viable and licensed insurers, and shall provide a certificate evidencing the same to Tenant upon request therefor. Tenant shall obtain and maintain builder’s risk/course of construction insurance coverage during Tenant’s construction of the Tenant Improvements (or TI Phase) in commercially reasonable amounts and with customary coverages commensurate with the size and scope of the construction project contemplated by this Work Letter issued by financially viable and licensed insurers, as approved by Landlord prior to the commencement of work, and shall provide a certificate evidencing the same to Landlord upon request therefor prior to the commencement of any work in the Premises.

5.3	Tenant Entry upon Premises.

5.3.1	Tenant Review of Project Construction Prior to Commencement Date. Throughout the construction of the Non-TI Project Improvements, Tenant shall have the right, at its sole cost and expense, on not less than two (2) business days’ advance notice to Landlord, and, if specified by Landlord at Landlord’s option, accompanied by a representative of Landlord, to inspect the construction of the Non-TI Project Improvements; provided that no such inspections shall interfere with or otherwise delay Landlord’s construction of the Non-TI Project Improvements. Any review of the Shell, Core and Site Construction Documents by Tenant, Tenant’s Authorized Representative or anyone acting on Tenant’s behalf, including without limitation construction advisors or design professionals (collectively, “Tenant’s Agents”), and/or any inspections of the Non-TI Project Improvement construction by Tenant, Tenant’s Authorized Representative, or Tenant’s Agents, shall be for Tenant’s sole purpose and shall not imply Tenant’s review of the same (or obligate Tenant to review the same) for quality, design, compliance with Applicable Laws or other like matters. Neither Tenant, Tenant’s Authorized Representatives nor any of Tenant’s Agents shall have any liability whatsoever in connection with, and shall not be responsible for any omissions or errors contained in the Shell, Core and Site Construction Documents as a result of any inspections or review thereof.

5.3.2	Tenant Entry Upon Premises From and After Commencement Date. From and after the Commencement Date, Tenant shall have access to the Premises 24 hours per day, 7 days per week, subject to a right of entry on the part of Landlord to complete any outstanding Punch List Items, to perform inspections and attend meetings in accordance with Section 3.5, and to otherwise perform the obligations of Landlord under the Lease.

5.3.3

Entry Requirements. In connection with Tenant’s entry onto the Premises pursuant to this Section 5.3 above and as a condition thereto, Tenant shall secure and maintain, and cause each of its contractors entering upon the Premises in connection with the Tenant’s Work to maintain, at Tenant’s sole cost, a commercial general liability and property damage insurance policy covering Tenant’s and Tenant Agent’s activities on the Premises, which shall conform with the provisions of Section 17 of the Lease. Tenant

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and its contractors shall maintain workers’ compensation insurance as required by law. The insurance policies to be provided by Tenant hereunder shall name Landlord and Alexandria Real Estate Equities, Inc. as additional insureds and shall conform with the requirements of Section 22.4 of the Lease and Tenant shall be required to notify Landlord not later than thirty (30) days’ prior to any termination of such policies if such termination will become effective prior to the Term Commencement Date. All insurance policies of Tenant and its contractors shall be on a per project basis. Tenant shall deliver to Landlord certificates of such insurance as a condition precedent to Tenant’s entry onto the Premises pursuant to Section 5.3.1 above. Landlord and Tenant shall cause their respective contractors to reasonably cooperate with each other in the exercise of their rights of entry under this Section 5.3. Tenant and any of Tenant’s Agents entering upon the Premises hereunder shall comply with all established jobsite and safety rules and practices of Landlord’s contractor and Landlord until completion of the Non-TI Project Improvements and acceptance thereof by Tenant. If Landlord determines in good faith that the entry or activities of Tenant upon the Project or the Premises hereunder is materially interfering with or delaying the completion of the Non-TI Project Improvements or any inspections or issuance of final approvals by applicable governmental authorities, Landlord may upon notice to Tenant suspend such entry and activities.

6 COSTS

6.1	Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements (or any TI Phase), Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (or such TI Phase) (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to $[***] per rentable square foot (i.e., [***]% of $[***] per rentable square foot) for monitoring and inspecting the construction of the Tenant Improvements, which lump sum shall be payable from the TI Allowance on a percentage of completion basis. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Tenant Improvements (or the Tenant Improvements for such phase), and shall be payable as provided in this Section 6. If the Budget is greater than the TI Allowance (or the TI Allowance allocable to such TI Phase), Tenant shall pay Tenant’s Proportionate Share (as defined in Section 6.7 below) thereof.

6.2

Base TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (the “Base TI Allowance”) of $[***] per rentable square foot of the Premises (exclusive of the New Atrium Area), or $[***] in the aggregate, to be used for TI Costs (as defined below). The Base TI Allowance for the initial Premises and the Expansion Space may be used for any portion of the Premises (including the Expansion Space, but excluding the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

New Atrium Area), provided that at all times there remains in the unused Base TI Allowance the sum of $[***] per rentable square foot of the Premises not being improved for use by ARIAD Pharmaceuticals, Inc. or a permitted subtenant thereof in accordance with the provisions of this Work Letter (“Unused Base TI Allowance Minimum Amount”).

6.3	Additional TI Allowance; Base Rent Allocable to Additional TI Allowance. If elected by Tenant, Landlord shall provide to Tenant an additional tenant improvement allowance (the “Additional TI Allowance’; with the Base TI Allowance, the “TI Allowance”) of $[***] per rentable square foot of the Premises (exclusive of the New Atrium Area), or $[***] in the aggregate, to be used by Tenant for TI Costs for ARIAD Pharmaceuticals, Inc. or a permitted subtenant thereof. Base Rent allocable to the entire Additional TI Allowance (“Additional TI Base Rent”) shall be payable solely with respect to each requisition of the Additional TI Allowance that is actually funded by Landlord. Such portion of Additional TI Base Rent shall be amortized over the then remaining initial Term of the Lease at an interest rate of [***]% per annum, and shall be payable as follows: (a) during the Anticipated TI Project Schedule for construction of the Tenant Improvements (or applicable TI Phase), Tenant shall pay monthly, as Additional TI Base Rent, interest only on such portion of the Additional TI Allowance as has been advanced therefor; and (b) from and after the scheduled date for TI Substantial Completion as set forth on the Anticipated TI Schedule, Additional TI Base Rent shall be increased by the amount necessary to amortize such Additional TI Allowance over the then remaining initial Term of the Lease at an interest rate of [***]% per annum.

6.4	Notice As to Use of TI Allowance. Tenant shall have the right to availability of all or any portion of the TI Allowance by requisitions made any time up through the fifth ([5th]) anniversary of the Commencement Date.

6.5	Use of TI Allowance. The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for payment of TI Costs as defined below. Tenant may use the TI Allowance for the improvement of subtenant space prior to the execution of a permitted sublease for such space, subject to the terms of this Work Letter, provided that in all events there remains undisbursed from the Base TI Allowance the Unused Base TI Allowance Minimum Amount.

6.6

Costs Includable in TI Allowance. The TI Allowance shall be used solely for TI Costs. The term “TI Costs” shall mean: (a) the aggregate cost of designing, engineering, permitting, consulting, and constructing the Tenant Improvements in the Premises (exclusive of the New Atrium Area) to the extent actually incurred, including, without limitation: (i) the cost of preparing any Tenant Plans (including the costs of specialty design and engineering consultants); (ii) all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s reasonable out-of-pocket expenses, costs resulting from Tenant Delays; and (iii) the cost of Changes pursuant to Section 3.4; and (iv) approved moving expenses; and (b) the cost of any Approved Tenant Modifications

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the Shell, Core and Site Construction Documents. In no event shall the TI Allowance be used for the cost of demolition of any portion of the Premises previously improved using the TI Allowance. Except during and to the extent of any active construction of any Tenant Improvements in the Premises pursuant to this Work Letter, all costs of power and other utilities used by Tenant constitute an Operating Expense under the Lease, and, accordingly, shall not be a TI Cost and shall not be paid from the TI Allowance. Further, TI Costs do not include, and the TI Allowance shall not be used for, the following: furniture (except that the TI Allowance may be used for furniture in the lobbies of the 75 Binney Building and the 125 Binney Building), audio visual, information technology (except that the TI Allowance may be used for the cost of IT installation, wiring, cabling and panels), scientific and other equipment to be used in the Premises, and costs, including brokerage fees, in connection with any subletting of the Premises or any portion thereof or any assignment of this Lease.

Landlord and Tenant confirm their agreement that certain TI Costs identified in Schedule 6.6 shall be funded and paid from the TI Allowance, as follows: (i) preconstruction costs allocable to the Tenant Improvements; (ii) certain costs associated with the Tenant Delay in delivery of the 50% TI Construction Documents and 100% TI Construction Documents; and (iii) TI Costs incurred to date.

6.7	Allocation of TI Costs. Landlord shall have no obligation to bear any portion of TI Costs except to the extent of the TI Allowance. As used in this Work Letter, “Landlord’s Portion” shall equal the TI Allowance. For purposes of this Work Letter, “Landlord’s Proportionate Share” shall mean a fraction, the numerator of which shall be the Landlord’s Portion and the denominator of which shall be the anticipated TI Costs (as reasonably determined by Landlord) for the Tenant Improvements (or applicable TI Phase). If at any time TI Costs under the Budget (or the Budget for the applicable TI Phase) exceed the TI Allowance, the difference shall be referred to herein as “Tenant’s Portion.” For purposes of this Work Letter, “Tenant’s Proportionate Share” shall mean a fraction, the numerator of which is Tenant’s Portion and the denominator of which is the anticipated TI Costs (as reasonably determined by Landlord). There shall be an adjustment of Landlord’s Proportionate Share and Tenant’s Proportionate Share from time to time based on changes in the anticipated TI Costs for the Tenant Improvements (or applicable TI Phase).

6.8	Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance (and, in the case of a TI Phase, the allocable TI Allowance therefor on a square footage basis). If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, the calculation of Landlord’s Proportionate Share and Tenant’s Proportionate Share of each monthly requisition shall be adjusted at that time, so that each party continues to bear its respective Proportionate Share of the remaining TI Costs under the adjusted Budget. For purposes of any enforcement action instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.9	Payment for TI Costs. During the course of design and construction of the Tenant Improvements, and subject to Section 6.8, each of Landlord and Tenant shall pay their respective Proportionate Share of TI Costs (and shall provide to each other evidence of such payment) once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, within 30 days of receipt of such draw request, so long as such draw request is submitted to, and approved by, Landlord by the 5th day of the month. Upon completion of the Tenant Improvements for the Tenant Improvements or any phase thereof, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (two (2) copies in print format and one (1) copy in electronic CAD format) for such Tenant Improvements (or TI Phase); (iii) a certification of substantial completion in Form AIA G704, (iv) a Certificate of Occupancy for the Premises (or temporary Certificate of Occupancy if for a portion of the Premises); and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6.10	Test Fit Allowance.

Landlord has provided to Tenant a test fit allowance (“Test Fit Allowance”) in the amount of $[***] per rentable square foot of the Premises (exclusive of the New Atrium Area) for third party design costs incurred by Tenant for the initial preparation of test fit drawings and revisions thereto for the Tenant Improvements. Tenant acknowledges that the remaining balance of the Test Fit Allowance to which Tenant is entitled hereunder is the sum of $[***]. The Test Fit Allowance is in addition to the TI Allowance and the Additional TI Allowance.

7 MISCELLANEOUS

7.1	Number; Headings

Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

7.2	Attorneys’ Fees

If either party commences an action against the other party arising out of or in connection with this Work Letter, then the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3	Time of Essence

Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

7.4	Withholding of Consent

Whenever consent or approval of either party is required, that party shall not unreasonably withhold condition or delay such consent or approval, except as may be expressly set forth to the contrary.

7.5	Invalidity

Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.6	Interpretation

The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.7	Successors

Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 7.7 shall in any way alter the provisions of the Lease regarding assignment or subletting.

7.8	Governing Law

This Work Letter shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law principles.

7.9	Power and Authority

Each of Tenant and Landlord guarantees, warrants and represents to the other that the individual or individuals signing this Work Letter have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

7.10	Counterparts

This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.11	Amendments; Waiver

No provision of this Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.12	Dispute Process

Any dispute between Landlord and Tenant with respect to any matter arising under this Work Letter shall be submitted first to the Landlord Representative and Tenant Representative named below for resolution. The initial Representatives of the parties shall be as follows, unless a party gives written notice to the other party that it is replacing its Representative:

Landlord Representative:	Tom Andrews

Tenant Representative:	Edward Fitzgerald

The Landlord and Tenant Representatives shall meet one or more times to attempt to resolve such dispute within the 5-business day period following the date that the dispute is submitted to them. If, after such meeting(s), the parties have been unable to resolve the dispute, either party may thereafter seek any available legal remedy, at law or in equity.

7.13	Waiver of Jury Trial

To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Work Letter.

7.14	Project Accounting

Landlord shall provide to Tenant (a) on a quarterly basis: (i) an updated report as to certain costs of the Non-TI Project Improvements for the categories of expense identified in the attached Schedule 7.14 (collectively, “Reported Project Costs”), in the format attached hereto as Schedule 7.14 [***]. Any Disclosed Documents so provided shall be subject to the following terms and conditions:

a)	Any Disclosed Documents provided to Tenant shall be used by Tenant only for the Special Permitted Use and for no other use. Specifically, the Disclosed Documents shall be used only to prepare the financial statements to be disclosed publicly by Tenant and shall not themselves be disclosed to third parties, unless required solely for the purpose of the preparation or audit of such financial statements (the “Preparing/Auditing Parties”).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

b)	Any Disclosed Documents provided to Tenant shall be considered “Confidential Information” and Tenant shall not copy, duplicate, deliver, disclose or transmit the Disclosed Documents or their content to any third party without Landlord’s express prior written approval, except to the Preparing/Auditing Parties solely for the purpose of the preparation or audit of such financial statements.

(c)	To the extent that any Disclosed Document will be prepared by a third party, such Disclosed Document will be prepared in accordance with a specific scope of work and maybe subject to specific limitations regarding its use by third parties, including Tenant.

(d)	Neither Landlord nor any of its affiliates, employees, agents, successors or assigns (collectively, the “Landlord Parties”), nor any third party that prepared any Disclosed Document, has made or shall be deemed to have made any representations, statements or warranties of any kind as to (i) the accuracy or validity of the information contained in any Disclosed Document; or (ii) the condition or cost of construction of the Project in any respect as a consequence of providing the Disclosed Documents.

(e)	Tenant is responsible for making its own independent assessment and investigation of the condition and cost of construction of the Project.

(f)	To the extent permitted under applicable law, Tenant agrees to indemnify, defend and hold the Landlord Parties harmless from and against losses, costs, damages, claims or causes of action (including, without limitation, any actions initiated by Tenant shareholders) arising out of any use of the Disclosed Information by Tenant or the Preparing/Auditing Parties, or their respective agents, employees or representatives, including, without limitation, the Special Permitted Use and any use in violation of paragraphs (a) and (b) above.

(g)	Tenant, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges each of the Landlord Parties from any and all rights, claims and demands at law or in equity, whether direct or indirect, known or unknown, foreseen or unforeseen, at the time of this First Amendment, which Tenant has or may have in the future, arising out of the financial information provided by Landlord in the Disclosed Documents. With respect to the waiver and release set forth herein relating to unknown and unsuspected claims, Tenant hereby acknowledges that such waiver and release is being made after obtaining the advice of counsel and with full knowledge and understanding of the consequences and effects of such waiver. Nothing set forth herein shall in any way waive or limit any right or obligation of Landlord or of Tenant as otherwise set forth in the Lease which either party now has or may have in the future.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

ARE-MA REGION NO. 48, LLC, a Delaware limited liability company

	By:	Alexandria Real Estate Equities, L.P., a Delaware limited partnership, its managing member

		By:	ARE-QRS Corp.,
a Maryland corporation, its general partner

			By:	/s/ Eric Johnson
			Name:	Eric Johnson
			Title:	Senior Vice President, RE Legal Affairs

TENANT:

ARIAD Pharmaceuticals, Inc., a Delaware corporation

By:	/s/ Edward M. Fitzgerald
Name:	Edward M. Fitzgerald
Title:	Executive Vice President, CFO
Hereunto Duly Authorized

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.